EXHIBIT 21.1

SYMMETRICOM, INC.

SUBSIDIARIES OF THE COMPANY

Analog Solutions, Inc., a California corporation
Telecom Solutions, Inc., a Delaware corporation
Telecom Solutions Puerto Rico, Inc., a Delaware corporation
Linfinity Microelectronics Inc., a Delaware corporation
Telecom Solutions (Europe) Limited, a United Kingdom Corporation
Navstar Systems Ltd., a United Kingdom Corporation